Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and to the incorporation by reference therein of our report dated February 26, 2010, with respect to the consolidated financial statements of Stifel Financial Corp., and the effectiveness of internal control over financial reporting of Stifel Financial Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 28, 2010